SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549


RULE 424(b)(3) REGISTRATION NO. 333-4780



TRACK DATA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

6200
(Primary Standard IndustrialClassification Code Number)

22-3181095
(IRS Employer Identification Number)

56 Pine Street
New York, New York 10005
(212) 422-4300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Martin Kaye, Vice President - Finance
95 Rockwell Place
Brooklyn, New York 11217
(718) 522-0222
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies of all Communications to:
Oscar D. Folger, Esq.
521 Fifth Avenue
New York, New York 10175
(212) 697-6464



Prospectus Supplement dated January 17, 2002, to the Prospectus (the "Prospectus") of Track Data Corporation (the "Company"), dated July 11, 1996 (included in Amendment No. 1 to Form S-3, Registration Statement No. 333-4780)

The Prospectus under the caption "Selling Shareholders" indicates that Barry Hertz is a selling shareholder with respect to up to 48 million shares (adjusted for two (two for one) stock splits) which were owned by Mr. Hertz. Mr. Hertz has made gifts to certain trusts created for each of his 10 children. As a result, The David Hertz Trust, The Leora Hertz Trust, The Shulamis Hertz Trust, The Tzvi Hertz Trust, The Daniel Hertz Trust, The Rina Hertz Trust, The Hillel Hertz Trust, The Tova Hertz Trust, The Nesanel Hertz Trust and The Benjamin Hertz Trust are each currently Selling Shareholders for purposes of the Prospectus with respect to 213,840 shares of common stock held by each Trust gifted to such Trusts by Mr. Hertz. Capitalized terms used herein and not defined herein have the meanings set forth in the Prospectus.